CALCULATION OF RATIOS OF EARNINGS TO                                  EXHIBIT 12
     FIXED CHARGES-CONSOLIDATED

                                                                  YEARS ENDED DECEMBER 31,
                                               --------------------------------------------------------------
                                                  1997         1996         1995         1994         1993
                                               ----------   ----------   ----------   ----------   ----------
                                                                      ($ IN THOUSANDS)
EXCLUDING INTEREST ON DEPOSITS
Fixed Charges:
   Interest on long-term debt and short-term
      borrowings                               $  731,003   $  588,693   $  489,697   $  499,065   $  467,841
   One-third of rent expense                       14,137       14,495       13,651       14,412       10,859
                                               ----------   ----------   ----------   ----------   ----------

       Total fixed charges                     $  745,140   $  603,188   $  503,348   $  513,477   $  478,700
                                               ==========   ==========   ==========   ==========   ==========


Earnings:
   Income before income taxes                  $  636,330   $  590,546   $  398,115   $  492,366   $  451,358
   Fixed charges                                  745,140      603,188      503,348      513,477      478,700
                                               ----------   ----------   ----------   ----------   ----------

        Total earnings                         $1,381,470   $1,193,734   $  901,463   $1,005,843   $  930,058
                                               ==========   ==========   ==========   ==========   ==========

Ratio of earnings to fixed charges excluding
   interest on deposits                             1.85x        1.98x        1.79x        1.96x        1.94x

INCLUDING INTEREST ON DEPOSITS
Fixed Charges:
    Interest on long-term debt, short-term
      borrowings and deposits                  $2,182,026   $1,870,898   $1,627,772   $1,326,855   $1,157,075
   One-third of rent expense                       14,137       14,495       13,651       14,412       10,859
                                               ----------   ----------   ----------   ----------   ----------

       Total fixed charges                     $2,196,163   $1,885,393   $1,641,423   $1,341,267   $1,167,934
                                               ==========   ==========   ==========   ==========   ==========

Earnings:
   Income before income taxes                  $  636,330   $  590,546   $  398,115   $  492,366   $  451,358
   Fixed charges                                2,196,163    1,885,393    1,641,423    1,341,267    1,167,934
                                               ----------   ----------   ----------   ----------   ----------

      Total earnings                           $2,832,493   $2,475,939   $2,039,538   $1,833,633   $1,619,292
                                               ==========   ==========   ==========   ==========   ==========

Ratio of earnings to fixed charges including
   interest on deposits                             1.29x        1.31x        1.24x        1.37x        1.39x

For the purpose of computing the consolidated ratio of earnings to fixed charges, earnings represent consolidated income before income taxes plus fixed charges. Fixed charges excluding interest on deposits consist of interest on long-term debt and short-term borrowings and one-third of rental expense (which is deemed representative of the interest factor). Fixed charges including interest on deposits consist of the foregoing items plus interest on deposits.